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                                                                    EXHIBIT 3.18
                                                                    ------------



                           CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                           OF VARIFORM PLASTICS, INC.
                           --------------------------

         Pursuant to "The General and Business Corporation Law of Missouri", the undersigned corporation hereby certifies the following:

         1.       The name of the corporation is "Variform Plastics, Inc.".

         2. The amendment set forth in paragraph 3 below was adopted in the manner prescribed by "The General and Business Corporation Law of Missouri" by written consent of the shareholders of the corporation dated June 19, 1981.

         3. The amendment adopted by the shareholders is as follows, to-wit:

                  The Articles of Incorporation of Variform Plastics, Inc. be and the same are hereby amended by striking therefrom Article III and Article VI as presently constituted and inserting in lieu thereof the following provisions:

                                   ARTICLE III

         The aggregate number of shares which the corporation shall have authority to issue shall be 67,000 shares, of which 64,000 shares shall be preferred stock having a par value of $1.00 per share and 3,000 shares shall be common stock having a par value of $10.00 per share. The preferred stock may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers) designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as stated and expressed herein, or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Authority is hereby granted to the Board of Directors, subject to the provisions of this Article III, to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law, by resolution or resolutions providing for the issue of such series:

         (a) the number of shares to constitute such series and the distinctive designation thereof;

         (b) the dividend rate on the shares of such series, the dividend payment dates, the periods in respect of which dividends are payable ("dividend periods") whether such dividends shall be cumulative, and if cumulative, the date or dates from which dividends shall accumulate;

         (c) whether or not the shares of such series shall be redeemable, and, if redeemable, on what terms, including the redemption prices which

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      the shares of such series shall be entitled to receive upon the redemption thereof;

         (d) whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

         (e) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

         (f)      the voting power, if any, of the shares of such series;

         (g) the amounts, if any, payable on the shares of such series in the events of dissolution or liquidation; and

         (h) such other terms, conditions, special rights and protective provisions as the Board of Directors may be deem advisable.

No dividend shall be declared and set apart for payment on any series of preferred stock in respect of any dividend period unless there shall likewise be or have been paid, or declared and set apart for payment, on all shares of preferred stock of each other series entitled to cumulative dividends at the time outstanding which rank equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said shares through the end of the last preceding dividend period if all dividends were declared and paid in full.

                                   ARTICLE VI

         The number of directors to constitute the board of directors of the corporation shall be three (3) to be elected by the holders of its common stock of the corporation, except in the event that the corporation is in default in the performance of any of its obligations under its Second Amended Plan of Reorganization, the holders of its common stock shall have the right to elect two of the three directors, and in such event the holders of its preferred stock shall have the right to elect one of the three directors.

         4. At the time the foregoing amendment was adopted, there were Two Thousand Seven Hundred (2,700) shares of the Common Stock of the Corporation outstanding, all of which were entitled to vote on the foregoing amendment.


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         5.       Two Thousand Seven Hundred (2,700) shares of Common Stock were voted in favor of the foregoing amendment and no (-0-) shares were voted against said amendment.

                  IN WITNESS WHEREOF, the undersigned President and Secretary of Variform Plastics, Inc. have executed this instrument and affixed hereto the corporate seal of said corporation on this 19th day of JUNE 1981 .


                                    VARIFORM PLASTICS, INC.


                                    By  /s/ Ralph L. Ayers
                                        ---------------------------------------
                                                     President


                                        /s/ Susan L. Ayers
                                        ---------------------------------------
                                                     Secretary



STATE OF MISSOURI       )
                        )
COUNTY OF JACKSON       )  ss.

                  I, MELINDA A LAGER, a Notary Public, do hereby certify that on this 19th day of June, 1981, personally appeared before me Ralph L. Ayers who being by me first duly sworn, declared that he is the President of Variform Plastics, Inc., that he signed the foregoing document acting in said capacity for the corporation and that the statements therein contained are true.



                                        /s/ Melinda A. Lager
                                        ---------------------------------------
                                                     Notary Public

My Commission Expires:


       11-12-82
----------------------

                                                FILED AND CERTIFICATE
                                                ISSUED
                                                JUN 25 1981


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